================================================================================


                               FRI-MRD CORPORATION

                                 NOTE AGREEMENT

                            Dated as of July 2, 2002

                                       Re:

                  Up to $80,000,000 12.0% Senior Secured Notes

                              due January 31, 2005


================================================================================

                                TABLE OF CONTENTS

SECTION HEADING                                                                    PAGE
SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT ...................................    1
      Section 1.1.  Description of Notes .........................................    1
      Section 1.2.  Commitment, Closing Date. ....................................    2

SECTION 2. PREPAYMENT OF NOTES ...................................................    2
      Section 2.1.  Prepayments ..................................................    2
      Section 2.2.  Notice of Prepayments ........................................    3
      Section 2.3.  Allocation of Prepayments ....................................    3

SECTION 3. REPRESENTATIONS. ......................................................    3
      Section 3.1.  Representations of the Company ...............................    3
      Section 3.2.  Representations of the Purchasers ............................    4

SECTION 4. CLOSING CONDITIONS ....................................................    4
      Section 4.1.  Closing Certificate ..........................................    4
      Section 4.2.  Company's Existence and Authority ............................    4
      Section 4.3.  Consents .....................................................    4
      Section 4.4.  Bankruptcy Court Approval. ...................................    4
      Section 4.4.  Opinion ......................................................    4
      Section 4.5.  Delivery of Pledged Securities ...............................    4

SECTION 5. COMPANY COVENANTS. ....................................................    5
      Section 5.1.  Corporate Existence, Etc. ....................................    5
      Section 5.2.  Insurance ....................................................    5
      Section 5.3.  Taxes ........................................................    5
      Section 5.4.  Maintenance, Etc. ............................................    5
      Section 5.5.  Limitations on Indebtedness. .................................    6
      Section 5.6.  Limitation on Liens. .........................................    6
      Section 5.7.  Restricted Payments ..........................................    6
      Section 5.8.  Mergers, Consolidations and Sales of Assets ..................    7
      Section 5.9.  Transactions with Affiliates .................................    8
      Section 5.10. Financial Statements, etc ....................................    9
      Section 5.11. Capital Expenditures .........................................    9
      Section 5.12. Excess Cash Flow .............................................   10
      Section 5.13. Issuance of Hamlet Securities. ...............................   10

SECTION 6. EVENTS OF DEFAULT AND REMEDIES THEREFOR ...............................   10
      Section 6.1.  Events of Default ............................................   10
      Section 6.2.  Notice to Holders ............................................   11
      Section 6.3.  Acceleration of Maturities ...................................   12
      Section 6.4.  Rescission of Acceleration                                       12

SECTION 7. AMENDMENTS, WAIVERS AND CONSENTS ......................................   12
      Section 7.1.  Consent Required .............................................   12
      Section 7.2.  Solicitation of Noteholders ..................................   12
      Section 7.3.  Effect of Amendment or Waiver ................................   12

SECTION 8. PLEDGE ................................................................   13

SECTION HEADING                                                                              PAGE
     Section 8.1.  Pledge. .................................................................   13
     Section 8.2.  Representations and Warranties Regarding Pledged Securities. ............   13
     Section 8.3.  Covenants Regarding Pledged Securities ..................................   13
     Section 8.4.  Voting Rights; Dividends; etc. ..........................................   14
     Section 8.5.  Remedies Upon Default. ..................................................   14
     Section 8.6.  Application of Proceeds of Sale. ........................................   16
     Section 8.7.  Termination. ............................................................   16
     Section 8.8.  Appointment .............................................................   16
     Section 8.9.  Duties of Agent .........................................................   17
     Section 8.10.  Power of Attorney. .....................................................   17
     Section 8.11.  Indemnification of Agent. ..............................................   17
     Section 8.12.  Resignation and Removal of Agent. ......................................   18

SECTION 9.  INTERPRETATION OF AGREEMENT; DEFINITIONS .......................................   18
     Section 9.1.  Definitions .............................................................   18
     Section 9.2.  Accounting Principles ...................................................   26

SECTION 10.  MISCELLANEOUS .................................................................   26
     Section 10.1.  Note Register ..........................................................   26
     Section 10.2.  Exchange of Notes ......................................................   27
     Section 10.3.  Loss, Theft, Etc. of Notes .............................................   27
     Section 10.4.  Powers and Rights Not Waived; Remedies Cumulative ......................   27
     Section 10.5.  Notices ................................................................   27
     Section 10.6.  Successors and Assigns .................................................   27
     Section 10.7.  Integration and Severability. ..........................................   28
     Section 10.8.  Governing Law ..........................................................   28
     Section 10.9.  Captions ...............................................................   28
     Section 10.10.  Paying Agent ..........................................................   28

                         ATTACHMENTS TO NOTE AGREEMENT:
              [Schedules and Exhibits other than Exhibit A omitted]

Schedule I        Name and Address of Purchasers

Exhibit A         Form of 12.0% Senior Secured Note Due January 31, 2005

Exhibit B         Closing Certificate of the Company

Exhibit C         Form of Opinion of Counsel to Seller

                               FRI-MRD CORPORATION


                                 NOTE AGREEMENT

                Re: Up to $80,000,000 12.0% Senior Secured Notes

                              due January 31, 2005



                                              Dated as of July 2, 2002

To the Purchasers named in Schedule I attached hereto that are signatories to this Agreement.

Ladies and Gentlemen:

         Prandium, Inc., a Delaware corporation, and the Company, are debtors and debtors in possession in the Chapter 11 Cases pending in the Bankruptcy Court. The Notes are being issued under the Plan and the Confirmation Order.

         The undersigned, FRI-MRD Corporation, a Delaware corporation (the "Company"), agrees with each Purchaser as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT.

         Section 1.1. Description of Notes. Pursuant to the Plan, on or about the Effective Date, the Company will authorize and issue its 12.0% Senior Secured Notes due January 31, 2005 (the "Notes") in an aggregate principal amount equal to $59,000,000, each such Note to be dated the Effective Date. In addition, the Company will authorize and issue, from time to time, up to $21,000,000 of the PIK Notes (as defined) on the terms described herein. Interest on the Notes (and, if lawful, on any overdue principal or interest installment) will accrue at the lower of (i) 12.0% per annum and (ii) the highest rate permitted by law (the "Interest Rate") and will be payable semi-annually on January 31 and July 31 of each year (each, an "Interest Payment Date"), commencing on July 31, 2002. On each Interest Payment Date, the Company may, at its option and in its sole discretion, in lieu of the payment of interest in cash on the Notes, pay interest on all outstanding Notes in whole or in part, through the issuance of additional Notes ("PIK Notes"), in denominations (rounded, if necessary to the nearest dollar) of $1.00 and integral multiples thereof, in an aggregate principal amount equal to the amount of interest that would be payable with respect to such Notes, if such interest were paid in cash. The Company shall notify the Holders in writing of its election to pay interest through the issuance of PIK Notes not less than 5 nor more than 45 days prior to the Interest Payment Date on which PIK Notes will be issued.

         Each PIK Note is an additional obligation of the Company and shall be governed by, and entitled to the benefits of, and shall be subject to the terms of this Agreement and shall rank pari passu with and be subject to the same terms (including the Interest Rate from time to time payable thereon) as any other Note (except, as the case may be, with respect to the Issue Date and aggregate principal amount).

                The Notes will mature on January 31, 2005, and will be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement, including the PIK Notes. The terms that are capitalized herein shall have the meanings set forth in Section 9.1 unless the context shall otherwise require. The Notes will be senior secured obligations of the Company, ranking senior in right of payment to all existing and future subordinated Indebtedness of the Company.

         Section 1.2. Commitment, Closing Date. Subject to the terms and conditions of this Agreement and the Plan and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue to each Purchaser in partial satisfaction of its Allowed Class 5 Claim (as defined in the Plan), the aggregate principal amount of Notes set forth under such Purchaser's name on Schedule I attached hereto upon delivery on the Distribution Date (as defined in the Plan) by such Purchaser of certificates (or other evidence as specified in the Plan) representing the Company's 15% Senior Discount Notes due 2002 (the "Old Notes") that are being cancelled under the Plan and Confirmation Order, as set forth on Schedule I. Delivery of the Notes will be made at the principal offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036-6522 at 10 A.M., Eastern time, on July 2, 2002 (the "Closing Date") or as otherwise directed by the Purchasers. The Notes delivered to each Purchaser will be delivered in the form of a single registered Note registered in the name of such Purchaser or in the name of such nominee or in such other denominations (not less than $1.00 in principal amount) as such Purchaser may specify no later than two Business Days prior to the Closing Date and in substantially the form attached hereto as Exhibit A.

SECTION 2. PREPAYMENT OF NOTES.

         No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

         Section 2.1. Prepayments.

                    (a) The Company may at any time prepay the outstanding Notes, either in whole or in part, by payment of the Prepayment Price (expressed in more detail in clause (d) below as percentages of the principal amount plus accrued and unpaid interest thereon to be prepaid) (each, an "Optional Prepayment").

                    (b) The Company shall prepay the outstanding Notes pursuant to Section 5.8(c) and Section 5.12 (each, a "Mandatory Prepayment").

                    (c) The Company shall use any Net Proceeds received in connection with a Hamlet Sale or pursuant to an Escrow Agreement to promptly prepay the outstanding Notes.

                    (d) All prepayments made by the Company shall be made at the Prepayment Price. The Prepayment Price shall be the percentage of the outstanding principal amount plus accrued and unpaid interest thereon to the date of such prepayment of the Notes being so prepaid as set forth below for the year 2002 and thereafter:

         If prepaid during the period (or in the case of a
         Mandatory Prepayment pursuant to Section 5.12, if the
         prepayment relates to a substantial portion of such period):       Prepayment Price
         ------------------------------------------------------------       ----------------
         January 1, 2002 through December 31, 2002 ........................       75%

         January 1, 2003 through December 31, 2003 ........................       85%

         January 1, 2004 through September 30, 2004 .......................       90%

         October 1, 2004 and thereafter ...................................      100%

Any partial prepayment shall be for an amount not less than $1.00 of the aggregate principal amount of the Notes then outstanding.

         Section 2.2. Notice of Prepayments. The Company will give notice of any Optional Prepayment of the Notes pursuant to Section 2.1(a) to the holder thereof not less than 5 days nor more than 45 days before the date fixed for such prepayment specifying (a) such date, (b) the aggregate principal amount of the outstanding Notes (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. Except for a Mandatory Prepayment pursuant to Section 5.12, the Company will give notice of any Mandatory Prepayment of the Notes pursuant to Section 2.1(b) or 2.1(c) to the holder thereof not less than 5 days nor more than 10 days before the date fixed for such prepayment specifying (a) such date, which shall be within 15 days of the event triggering the mandatory prepayment, (b) the aggregate principal amount of the outstanding Notes (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. With respect to a Mandatory Prepayment pursuant to Section 5.12, the Company will give notice of such Mandatory Prepayment of the Notes to the holder thereof not less than 5 days nor more than 10 days before the date fixed for such prepayment specifying (a) such date, which shall be within 30 days after the end of the period described in Section 5.12, (b) the aggregate principal amount of the outstanding Notes (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the outstanding Notes (or portion thereof) specified in such notice, together with accrued and unpaid interest thereon, if any, shall become due and payable on the prepayment date.

         Section 2.3. Allocation of Prepayments. All prepayments made pursuant to Section 2.1 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amount of the outstanding Notes thereof.

SECTION 3. REPRESENTATIONS.

         Section 3.1. Representations of the Company. The Company represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

         Section 3.2. Representations of the Purchasers. Each Purchaser represents, warrants and agrees that:

                        (a) Such Purchaser is acquiring its Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of its Notes; provided that the disposition of its property shall at all times be and remain within its control.

                        (b) The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be sold, transferred or otherwise disposed of by such Purchaser without such registration or an exemption therefrom. Such Purchaser is either an accredited investor within the meaning of Rule 501 of the Securities Act or a qualified institutional buyer within the meaning of Rule 144A of the Securities Act.

SECTION 4. CLOSING CONDITIONS.

         Each Purchaser's obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder that are to be performed at or prior to the time of delivery of the Notes, and to the following further conditions precedent:

         Section 4.1. Closing Certificate. Such Purchaser shall have received a certificate dated such Closing Date, signed by an Officer of the Company substantially in the form attached hereto as Exhibit B.

         Section 4.2. Company's Existence and Authority. Such Purchaser shall have received, in form and substance reasonably satisfactory to it, such documents and evidence with respect to the Company as such Purchaser may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

         Section 4.3. Consents. Any consents or approvals required to be obtained by the Company, Prandium or any of their Subsidiaries that are necessary to permit the consummation of the transactions contemplated hereby on such Closing Date shall have been obtained.

         Section 4.4. Bankruptcy Court Approval. The Confirmation Order is in full force and effect in accordance with its terms, has not been amended, stayed, vacated, rescinded or appealed and is a "Final Order". As used herein "Final Order" means an order of the Bankruptcy Court that is in effect and not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall be pending.

         Section 4.5. Opinion. Such Purchaser shall have received an opinion dated the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in substantially the form of Exhibit C hereto, and including customary qualifications and limitations.

         Section 4.6. Delivery of Pledged Securities. The Pledged Securities shall have been delivered to the Agent and, upon such delivery, the security interest of the Agent in the Pledged Securities will be a perfected first priority security interest.

         The Company's obligation to issue the Notes to a Purchaser on the Closing Date shall be subject to the delivery by such Purchaser of the Old Notes (or other evidence as specified in the Plan) and to the conditions precedent contained in Section 4.3. The Company's obligation to deliver the Pledged Collateral to the Agent shall be subject to the termination of the Old Secured Note Agreement under the Plan and, in connection therewith, the delivery of the Pledged Securities to the Company.

SECTION 5. COMPANY COVENANTS.

         From and after the date of this Agreement and continuing so long as any amount remains unpaid on any Note:

         Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in force and effect its corporate existence, and will cause each Subsidiary to preserve and keep in force and effect its corporate, partnership or other existence in accordance with the respective organizational documents of each such Subsidiary, and the rights and franchises of the Company and its Subsidiaries, provided that (a) the Company shall not be required to preserve any such right or franchise, or the existence, right or franchise of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the businesses of the Company and its Subsidiaries taken as a whole and (b) the provisions of this
Section 5.1 shall not limit the ability of the Company or any Subsidiary of the Company to engage in any transaction permitted by Section 5.8.

         Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

         Section 5.3. Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or of any such Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate provision has been made, or (ii) where the failure to effect such payment or discharge is not adverse in any material respect to any Purchaser.

         Section 5.4. Maintenance, Etc. The Company will cause all material properties owned by or leased to it or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, to be maintained and kept in normal condition and working order (ordinary wear and tear and losses due to casualty excepted) and will from time to time cause to be made all necessary repairs, renewals, and replacements thereof, all as in the judgment of the Company may be necessary, so that the business carried on in connection therewith may be properly conducted; provided, however, that (a) nothing in this Section shall prevent the Company from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of its Board of Directors or of the Board of Directors, board of trustees or managing partners of the Subsidiary concerned, or of an Officer (or other agent employed by the Company or any of its Subsidiaries) of the Company or such Subsidiary having managerial responsibility for any such property, desirable in the conduct of the businesses of the Company or any of its Subsidiaries (provided that any such disposal is for a fair value after taking into account all circumstances involved in the decision to dispose of such property); and (b) the provisions of this Section 5.4 shall not limit the ability of the Company or any Subsidiary to engage in any transaction permitted by Section 5.8.

         Section 5.5. Limitations on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, assume or incur any Indebtedness except:

                      (i)    Indebtedness evidenced by the Notes;

                      (ii) Indebtedness under the Credit Agreement not to exceed $15,000,000 in principal amount outstanding at any one time;

                      (iii) Indebtedness of the Company and its Subsidiaries identified on Exhibit B to the Closing Certificate outstanding as of the Closing Date;

                      (iv) Indebtedness relating to insurance premium financing or in respect of workers' compensation claims, in each case incurred in the ordinary course of business;

                      (v) Indebtedness relating to the Company's and its Subsidiaries' controlled disbursement accounts or in respect of overdrafts of zero balance bank accounts, in each case incurred in the ordinary course of business;

                      (vi) Indebtedness in respect of Capitalized Lease Obligations or purchase money financings (including the purchase price of inventory); provided that such Indebtedness is secured only by the applicable asset;

                      (vii) Indebtedness between a Subsidiary and the Company or between Subsidiaries;

                      (viii) Indebtedness represented by surety and performance
                 bonds and similar obligations, in each case incurred in the ordinary course of business;

                      (ix) Hedging Obligations of the Company or a Subsidiary incurred in the ordinary course of business; and

                      (x) Indebtedness issued or incurred in connection with the renewal, expansion or refunding of Indebtedness permitted by the preceding clauses (i) through (ix) of this Section 5.5; provided that any expansion of such Indebtedness would otherwise satisfy the conditions of one of the other clauses
                 (i) through (ix) of this Section 5.5.

         Section 5.6. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens other than Permitted Liens unless the Notes are secured equally and ratably with any other obligations thereby secured.

         Section 5.7. Restricted Payments. The Company will not, and will not permit any Subsidiary, to make (i) any Restricted Investment or (ii) any distribution or declare or pay any dividends (in cash or other property, other than capital Stock) on, or purchase, redeem or otherwise retire any of the Company's or any of its Subsidiaries' capital Stock, whether now or hereafter outstanding, provided, however:

                      (a) any Subsidiary may declare and pay dividends or other distributions to the Company; and

                      (b) the Company may declare and pay dividends or other distributions to Prandium during each fiscal year equal to the sum of
         (i) an amount not in excess of the federal, state, local and foreign taxes and assessments payable by Prandium and its subsidiaries (determined on a consolidated basis) for such year, plus (ii) the aggregate amount of all general corporate, operating and administrative expenses incurred by Prandium (including, without limitation, any such expenses incurred on behalf of its Subsidiaries) in the ordinary course of business.

Notwithstanding the foregoing, this Agreement does not prevent immaterial cash dividends in lieu of payment of fractional shares.

         Section 5.8. Mergers, Consolidations and Sales of Assets.

                      (a) The Company will not, and will not permit any Subsidiary to, (1) consolidate with or be a party to a merger with any other corporation, (2) sell, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis), or (3) issue any securities or any rights or options to purchase securities for less than fair value as determined in good faith by the Board of Directors, provided, however, that:

                      (i) any Subsidiary (other than Hamlet) may merge or consolidate with or into the Company or any Subsidiary;

                      (ii) the Company may consolidate or merge with any other corporation if (A) the Company shall be the surviving or continuing corporation or else the surviving or continuing corporation shall (x) have a consolidated EBITDA for the twelve-month period ending on the last day of the calendar quarter immediately preceding the date of such consolidation or merger, determined on a pro forma basis, equal to or exceeding that of the Company for such period and (y) assume all of the obligations of the Company under the Notes and this Agreement and (B) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

                      (iii) any Subsidiary (other than Hamlet) may sell, lease
                 or otherwise dispose of its assets, or issue securities, to the Company or any Subsidiary.

                      (b) The Company shall not, and shall not permit any of its subsidiaries to, consummate any Asset Sales where the fair market value of the assets being sold exceeds $500,000 in the aggregate for any fiscal year unless the Company or such subsidiary (but in no event Hamlet unless in a Hamlet Sale) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company or the applicable subsidiary) of the assets subject to such Asset Sale.

                      (c) If the Company consummates any Asset Sale (other than a Hamlet Sale) for Net Proceeds in excess of $100,000 and other than in the ordinary course of business, in a single transaction or a series of transactions, the Company shall, to the extent permitted by the Credit Agreement, use (i) 50% of any Net Proceeds from such sales up to the first $3,000,000 of Net Proceeds and (ii) 100% of the Net Proceeds from such sales in excess of $3,000,000, to promptly prepay the outstanding Notes in accordance with the terms of Section 2.1(b).

         Section 5.9.  Transactions with Affiliates.

                      (a) The Company will not, and will not permit any Subsidiary to, enter into any transaction (or series of related transactions) (a "Transaction") with any holder (or any Affiliate of such holder) of 5% or more of any class of capital Stock of the Company or with any Affiliate of the Company, involving payments by the Company or any Subsidiary (including, without limitation, any sale, purchase, lease or loan or any other direct or indirect payment, transfer or other disposition) in excess of $1,000,000, other than the following
         Transactions:

                      (i) Transactions between or among the Company and its Subsidiaries or between or among such Subsidiaries,

                      (ii) Transactions the terms of which are at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties (in each case as determined in good faith by a majority of the directors of the Company unaffiliated with such holder or Affiliate, or if there are no such directors, as determined in good faith by its Board of Directors),

                      (iii) Transactions in which the Company or any Subsidiary
                 delivers to the holders of the Notes a written opinion of an independent nationally recognized investment banking firm stating that such Transaction is fair to the Company or such Subsidiary from a financial point of view,

                      (iv) the performance by the Company of its obligations hereunder and under the Notes,

                      (v) the payment of reasonable and customary compensation or fees (including, without limitation, options or related stock appreciation rights or similar securities issued pursuant to any Stock Based Plan) to officers, directors, and employees of Prandium, the Company or any of its Subsidiaries, in each case as determined by the Company's Board of Directors in good faith,

                      (vi) loans or advances to officers, directors and employees of Prandium, the Company or any of its Subsidiaries made in the ordinary course of business not to exceed $500,000 at any time outstanding,

                      (vii) purchases (for equal to or less than fair value) or
                 sales (for equal to or more than fair value) of goods and services made in the ordinary course of business,

                      (viii) Transactions permitted by, and complying with, the
                 provisions of Section 5.7,

                      (ix) Transactions permitted by, and complying with, the provisions of Section 5.8(a), or

                      (x) management and tax sharing agreements in effect on the date hereof or any replacements thereof which do not materially increase the obligations of the Company or its Subsidiaries.

                      (b) The Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes that constitute "restricted securities" under Rule 144 that have been reacquired by the Company or any such affiliate.

         Section 5.10. Financial Statements, etc. (a) As long as Prandium is a reporting company under the Exchange Act, the Company shall deliver to the holders of the Notes, Prandium's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Prandium with the SEC, if any, as soon as reasonably practicable after the same are filed.

                 (b) In the event Prandium is no longer a reporting company under the Exchange Act, the Company shall deliver to the holders of the Notes as soon as available, but in any event within 60 days after the end of each of the first three quarters during each of Prandium's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Prandium's and its consolidated subsidiaries' operations during such period; and (b) as soon as available, but in any event within 105 days after the end of each of Prandium's fiscal years, financial statements of Prandium and its consolidated subsidiaries for each such fiscal year, audited by independent certified public accountants. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, promptly after receipt and if prepared, such accountants' letter to management.

                 (c) Each Purchaser acknowledges that it is familiar with its responsibilities under the federal securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other persons who may engage in such trading; and agrees that such Purchaser will not violate those restrictions, and will use reasonable efforts to prevent any of its directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, bankers and financial advisors) who receive any such information from such Purchaser concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) from violating those restrictions.

         Section 5.11. Capital Expenditures.

                      (a) The Company will not make or incur, and will not permit any Subsidiary to make or incur, Capital Expenditures during each period set forth below, that are, in the aggregate, in excess of the maximum amount set forth below corresponding to such period; provided, however, that to the extent that the Company and the Subsidiaries, in the aggregate, spend less than the maximum amount for a given period, the unused portion of such maximum amount shall be carried over to the next period:

                      (i) a maximum of $11,000,000 for the period from January 1, 2002 up to and including December 31, 2002;

                      (ii) a maximum of $11,000,000 for the period from January 1, 2003 up to and including December 31, 2003; and

                      (iii) a maximum of $15,000,000 for the period from January
                 1, 2004 up to and including January 31, 2005.

                      (b) Notwithstanding anything to the contrary herein, the Company will not permit Hamlet or any of its subsidiaries to make or incur Capital Expenditures in the aggregate in excess of $500,000 for each of the periods set forth in subsection (a) above (the "Hamlet Capital Expenditures"); provided, however, that to the extent that Hamlet and its subsidiaries, in the aggregate, spend less than the maximum amount for a given period, the unused portion of such maximum amount shall be carried over to the next period.

         Section 5.12. Excess Cash Flow. The Company will be required to prepay the outstanding Notes with any Excess Hamlet Cash Flow generated during:

                      (a) the period beginning on the later of (i) April 1, 2002 and (ii) the first day of the Company's fiscal quarter during which the Effective Date occurs, and ending on the earlier of (x) the last day of such fiscal quarter and (y) the Hamlet Sale; and

                      (b) for each of the Company's fiscal quarters after the fiscal quarter set forth in subsection (a)(ii) above, the period beginning on the first day of such fiscal quarter and ending on the earlier to occur of (i) the last day of such fiscal quarter and (ii) the Hamlet Sale;

in each case in accordance with Section 2.

         Section 5.13. Issuance of Hamlet Securities. Prior to consummating a Hamlet Sale, Hamlet will not, and will cause each of its subsidiaries not to, issue any equity security or any security, convertible or exchangeable into, or exercisable for, or warrants, options or other rights to purchase, an equity security of Hamlet or any of its subsidiaries.

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

         Section 6.1. Events of Default. Any one or more of the following occurring after the Closing Date shall constitute an "Event of Default" as the term is used herein:

                      (a) Failure by the Company to pay interest on any Note when the same shall have become due and such default shall continue for more than 10 Business Days;

                      (b) Failure by the Company to pay all or any part of the principal due on the Notes when and as the same becomes due and payable at maturity, by acceleration, or otherwise, including, without limitation, failure to make prepayments in accordance with Section 2.1 or Section 5.8(c); or

                      (c) Failure by the Company to observe or perform any other covenant or agreement contained in the Notes or this Agreement and the continuance of any such failure for a period of 30 days after the date on which written notice thereof is given to the Company by the Majority Holders specifying such default or breach; or

                      (d) Any judgment or order for the payment of money shall be rendered against the Company or a Material Subsidiary of the Company by a court of competent jurisdiction and shall not be discharged or stayed within 90 days, and the amount thereof that is not covered by insurance, letters of credit or a bond shall be in excess of $5,000,000 and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 90 consecutive days, after written notice has been given to the Company by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                      (e) An event of default occurs which extends beyond any period of grace applicable thereto under any mortgage, indenture or other instrument under which there may be issued any Indebtedness of the Company or any Material Subsidiary of the Company for borrowed money having an outstanding principal amount of $5,000,000 or more in the aggregate, whether such Indebtedness now exists or shall hereafter be created, if either (i) such default results from the failure to pay principal upon the final maturity of such Indebtedness or (ii) as result of such event of default such Indebtedness has been declared to be due and payable prior to its stated maturity, provided, however, that if such default shall be remedied or cured or waived by the holders of such Indebtedness prior to judgment hereunder, then the Event of Default hereunder by reason thereof shall be deemed to have been thereupon remedied, cured or waived without further action on the part of the holders of the Notes; or

                      (f) The Company or any Material Subsidiary becomes insolvent, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                      (g) A custodian, trustee, liquidator, or receiver is appointed for the Company or any Material Subsidiary or for the major part of the property of either and is not discharged within 45 days after such appointment; or

                      (h) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or any Material Subsidiary, are consented to or are not dismissed within 45 days after such institution.

         Section 6.2. Notice to Holders. When the Company has knowledge that any Event of Default described in the foregoing Section 6.1 has occurred, the Company agrees to give notice to the holders of the outstanding Notes within three Business Days of the date on which the Company becomes aware of such Event of Default.

         Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraphs (a) through (h), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of outstanding Notes may, by notice to the Company, declare the entire principal amount and all interest accrued and unpaid, if any, on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (g) of Section 6.1 has occurred, then the principal amount of all outstanding Notes (together with accrued and unpaid interest, if any) shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal amount and interest accrued and unpaid, if any, on the Notes without regard to Section 2.1(d). No course of dealing on the part of any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.

         Section 6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal amount of and accrued and unpaid interest, if any, on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (h), inclusive, of Section 6.1, the Majority Holders may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof.

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.

         Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Majority Holders; provided that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (a) that will change the time of any scheduled payment of the principal amount of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or (b) that will change any of the provisions with respect to optional prepayments or (c) that will change the percentage of holders of the Notes required to consent to any such amendment, modification or waiver of any of the provisions of this Section 7 or Section 6.

         Section 7.2. Solicitation of Noteholders. Executed or true and correct copies of any waiver effected pursuant to the provisions of Section 7.1 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes.

         Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8. PLEDGE.

         Section 8.1. Pledge. As collateral security for payment in full of the Notes, the Company hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Agent for the benefit of the Purchasers a first priority security interest in all the Pledged Collateral. On the Closing Date, unless previously delivered, the Company shall deliver the Pledged Securities to the Agent for the benefit of the Purchasers. The certificates representing the Pledged Securities shall be accompanied by executed undated stock powers, duly endorsed to the Agent by the Company.

         If any additional Pledged Collateral described in clauses (a) and (b) of the definition thereof (or, during an Event of Default, any dividends or other distributions paid in cash or cash equivalents on the Pledged Securities) shall come into the possession or control of the Company or any Subsidiary, the Company or such Subsidiary shall hold or control in trust and forthwith transfer and deliver the same to the Agent subject to the provisions hereof. If at any time the Agent notifies the Company that additional stock powers endorsed in blank with respect to the Pledged Securities are required, the Company shall promptly execute in blank and deliver such stock powers as the Agent may reasonably request.

         Section 8.2. Representations and Warranties Regarding Pledged Securities. The Company hereby represents and warrants to the Agent and the Purchasers that:

                      (a) Upon the termination of the Old Secured Note
         Agreement under the Plan and the return of the Pledged Securities to the Company in connection therewith, the Company will be the sole legal and beneficial owner of, and will have good and valid title to, the Pledged Securities, free and clear of all Liens other than the security interest created by this Agreement. The Company has the unqualified right and authority to execute this Agreement and, upon the termination of the Old Secured Note Agreement under the Plan, to pledge the Pledged Securities to the Agent as provided for herein.

                      (b) There are no outstanding options, warrants or other similar agreements providing for the sale or issuance of securities of Hamlet to which the Company or Hamlet is a party other than in connection with a Hamlet Sale.

                      (c) Upon the termination of the Old Secured Note Agreement under the Plan, the Pledged Securities will be validly issued and fully paid and non-assessable.

                      (d) No consent, approval or authorization of or designation or filing with any authority on the part of the Company is required in connection with the pledge and security interest granted under this Agreement, other than those that will on or prior to the Closing Date be obtained or effected.

         Section 8.3. Covenants Regarding Pledged Securities. The Company agrees that:

                      (a) The Company has delivered, or will on or prior to the Closing Date deliver, to the Agent all instruments and stock certificates, if any, representing the Pledged Securities, duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto.

                      (b) The Company will not, without the prior written consent of the Majority Holders, sell, transfer or convey any interest in, or suffer or permit any Lien to be created upon or with respect to, any of the Pledged Collateral described in clauses (a) and (b) of the definition thereof (other than as created under this Agreement) during the term of the pledge established hereby; provided that, notwithstanding anything herein to the contrary, the Company may sell the Pledged Collateral in a Hamlet Sale.

                      (c) The Company will, at its own expense, at any time and from time to time at the Agent's reasonable request, do, make, procure, execute and deliver all acts, things, writings, assurances and other documents as may be reasonably required by the Agent to preserve, establish, demonstrate or enforce the Agent's rights, interests and remedies created by or provided in this Agreement including the filing of financing statements.

         Section 8.4. Voting Rights; Dividends; etc. So long as no Event of Default has occurred and is continuing:

                      (a) Subject to Section 5.12, the Company shall be entitled to receive and retain any dividends and other cash distributions paid in cash or cash equivalents on the Pledged Securities.

                      (b) The Company shall be entitled to vote or consent or grant waivers or ratifications with respect to the Pledged Securities in any manner not violating any provision of this Agreement.

         Section 8.5. Remedies Upon Default. At any time when an Event of Default has occurred and is continuing:

                      (a) The Agent may collect by legal proceedings or otherwise all dividends, capital distributions and other sums now or hereafter payable on account of said Pledged Securities, and hold the same as part of the Pledged Securities, or apply the same to the principal amount of the Notes then owing or interest thereon as set forth in Section 8.6.


                      (b) The Agent may discharge any taxes, liens, security interest or other encumbrances levied or placed on the Pledged Securities or pay for the maintenance and preservation of the Pledged Securities; the amount of such payments, plus any and all reasonable fees, costs and expenses of the Agent (including reasonable attorneys' fees and disbursements) in connection therewith shall be applied as set forth in Section 8.6.

                      (c) In addition to all the rights and remedies of a secured party under applicable law, the Agent shall have the right, and without demand of performance or other demand, advertisement or notice of any kind, except as specified below, to or upon the Company or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by law), to proceed forthwith to collect, receive, appropriate and realize upon the Pledged Securities, or any part thereof and to proceed forthwith to sell, assign, give an option or options to purchase, contract to sell, or otherwise dispose of and deliver the Pledged Securities or any part thereof in one or more parcels at public or private sale or sales at any stock exchange, broker's board or at any of the Agent's offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Pledged Securities shall be required to purchase any securities constituting the Pledged Securities solely for investment and without any intention to make a distribution thereof) as the Agent in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the market value of the Pledged Securities during the period held. The Company agrees that if notice of sale shall be required by law such notification shall be deemed reasonable and properly given if mailed to the Company, postage prepaid, at least five Business Days (or such longer period required by any provision of applicable laws) before any such disposition, to the address indicated in the notice provisions below. Any disposition of the Pledged Securities or any part thereof may be for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Agent to purchase all or any part of the Pledged Securities so sold at any such sale or sales, public or private, free of any equity or right of redemption in the Company, which right or equity is, to the extent permitted by applicable law, hereby expressly waived or released by the Company.

                      (d) All of the Agent's rights and remedies, including but not limited to the foregoing, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Agent may deem expedient.

                      (e) The Agent may elect to obtain (at the Company's expense) the advice of any independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Pledged Securities, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition. The Agent, in its sole discretion, may elect to sell on such credit terms which it deems reasonable. The sale of any of the Pledged Securities on credit terms shall not relieve the Company of its liability under the Notes until the Notes have been paid in full.

                      (f) The Company recognizes that the Agent may be unable to effect a public sale of all or a part of the Pledged Securities by reason of certain prohibitions contained in any applicable securities laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view for the distribution or resale thereof. The Company agrees that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Securities were sold at public sale, and that the Agent has no obligation to delay the sale of any Pledged Securities for the period of time necessary to permit the registration of the Pledged Securities for public sale under the Securities Act. The Company agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

                      (g) Upon any sale or other disposition, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Securities so sold or disposed of. Each purchaser at any such sale or other disposition (including the Agent) shall hold the Pledged Securities free from any claim or right of the Company of whatever kind, including any equity or right of redemption of the Company. The Company specifically waives, to the extent permitted by applicable laws, all rights of redemption, stay or appraisal which it had or may have under any rule of law or statute now existing or hereafter adopted.

                     (h) The Agent shall not be obligated to make any sale or other disposition, unless the terms thereof shall be reasonably satisfactory to it. The Agent may, subject to applicable laws, without notice or publication, adjourn any private or public sale, and, upon five Business Days' prior written notice to the Company, hold such sale at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Pledged Securities, on credit or future delivery, the Pledged Securities so sold may be retained by the Agent until the selling price is paid by the purchaser thereof, but the Agent shall incur no liability in the case of the failure of such purchaser to take up and pay for the property so sold.

                     (i) The Company hereby irrevocably grants to Agent, with full power of substitution, a proxy to vote and exercise any and all voting rights held by it with respect to the Pledged Securities. The proxy granted hereunder is coupled with an interest and is irrevocable.

         Section 8.6. Application of Proceeds of Sale. The proceeds of sale of the Pledged Collateral sold pursuant to Section 8.5 hereof shall be applied by the Agent on behalf of the Purchasers as follows:

                     (a) to the payment of all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with such sale, including, but not limited to, all court costs and the reasonable fees and expenses of counsel for the Agent in connection therewith, and the payment of all other costs and expenses paid or incurred by the Agent in connection with this Agreement, or the exercise of any right or remedy hereunder, to the extent that such advances, costs, and expenses shall not have been paid previously to the Agent; and

                     (b) to the payment in full of all interest and premium, if any, owed with respect to the Notes and all principal of the Notes on a pro rata basis in such order as determined by the Purchasers.

         Any amounts remaining after such applications shall be remitted to the Company.

         Section 8.7. Termination. Upon the first to occur of (a) full payment of the Notes, and (b) a Hamlet Sale, the pledge referenced herein shall terminate and the Agent shall assign and deliver to the Company, or to such other Person or Persons as the Company shall designate, against receipt, such of the Pledged Collateral (if any) as shall not have been previously sold or otherwise applied by the Agent pursuant to the terms hereof, together with appropriate instruments of reassignment and release. The Agent shall cooperate to make the Pledged Collateral physically available at the time and location of the closing of a Hamlet Sale.

         Section 8.8. Appointment. Each Purchaser hereby irrevocably designates and appoints the Agent and the Agent hereby accepts such appointment, as the Agent of such Purchaser under Section 8 to hold the Pledged Collateral for and on behalf of such Purchaser, and each such Purchaser irrevocably authorizes the Agent to take such action on its behalf with respect to the Pledged Collateral under the provisions of Section 8 and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of Section 8, together with such other powers as are reasonably incidental thereto. The Agent shall act in accordance with the instructions of the Majority Holders; provided that the Agent shall not be required to take any actions hereunder in absence of instructions from the

Majority Holders. No Purchaser shall have any obligation to pay the fees and expenses of the Agent hereunder, which fees and expenses shall be paid by the Company.

         Section 8.9. Duties of Agent. The Agent shall be required to exercise the reasonable care which a secured party would customarily exercise with respect to the Pledged Collateral in its possession, in its capacity as a secured party. The Agent makes no representation or warranty as to the value or condition of the Pledged Collateral and has no obligation to ensure compliance by the Company of its obligations with respect to the Pledged Collateral.

         Section 8.10. Power of Attorney. The Company hereby constitutes and irrevocably appoints the Agent, as the Company's true and lawful attorney-in-fact to the full extent permitted by law, at any time or times when an Event of Default has occurred and is continuing for the limited purpose of allowing the Agent to affix to certificates and documents representing the Pledged Securities the stock power delivered with respect thereto, to transfer or cause the transfer of the Pledged Securities, or any part thereof on the books of Hamlet, to the name of the Agent or the Agent's nominee and thereafter exercise as to such Pledged Securities all the rights, power and remedies of an owner. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Agent's interest in the Pledged Securities and shall not impose any duty upon the Agent to exercise any power. This power of attorney shall be irrevocable and coupled with an interest.

         Section 8.11. Indemnification of Agent.

                       (a) The Company agrees to indemnify the Agent, the Paying Agent, the Note Registrar and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of or as a result of any claim, litigation, investigation or proceeding (whether or not an Indemnitee is a party thereto) relating to the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses result from or arise out of the gross negligence or wilful misconduct of any Indemnitee.

                       (b) To the extent (x) the same shall not have been reimbursed by the Company (and the Agent shall have utilized reasonable efforts to seek such reimbursement from the Company) and (y) such claims, damages, liabilities and related expenses relate to actions taken by the Agent in accordance with this Agreement or that have been authorized by the Purchasers in accordance with this Agreement, each Purchaser agrees to indemnify the Agent and each of its directors, officers, employees and agents (each such person being called an "Agent Indemnitee") against, and to hold each Agent Indemnitee harmless from, in the amount of its pro rata share (based on the outstanding principal amount of the Notes held by such Purchaser), any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Agent Indemnitee arising out of or as a result of any claim, litigation, investigation or proceeding (whether or not an Agent Indemnitee is a party thereto) relating to the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities and related expenses result from or arise out of the gross negligence or wilful misconduct of any Agent Indemnitee.

                       (c) The indemnities set forth in this Section 8.11 shall survive termination of this Agreement and shall be applicable to any Agent, Paying Agent and Note Registrar following the resignation or removal of such Agent, Paying Agent and Note Registrar with respect to actions taken by such Agent prior to such resignation or removal.

         Section 8.12.  Resignation and Removal of Agent.

                       (a) The Agent may resign from the performance of its functions and duties hereunder at any time by giving 30 days' prior written notice to the Purchasers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clause (b) below. The Agent may be removed at any time by the affirmative vote of the Majority Holders.

                       (b) Upon any such notice of resignation or removal, the Majority Holders shall appoint a successor Agent hereunder; provided that such Agent shall be subject to prior written approval of the Company (which shall not unreasonably be withheld). If no successor Agent has been appointed within 30 days of the Agent's resignation, the resigning Agent may appoint a successor Agent. Upon the appointment of a successor Agent, the resigning or removed Agent shall transfer and assign all Pledged Collateral in its possession to the successor Agent. Any such successor Agent shall agree to be bound by the provisions of this Agreement.

SECTION 9. INTERPRETATION OF AGREEMENT; DEFINITIONS.

         Section 9.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "Affiliate" shall mean any Person (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any other Person or (b) is an officer, director or employee of any such Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Agent" shall mean The Bank of New York.

         "Agent Indemnitee" shall have the meaning provided in Section 8.11(b).

         "Agreement" shall mean this Note Agreement, dated as of July 2, 2002
Re: Up to $80,000,000 12.0% Senior Secured Notes due January 31, 2005.

         "Asset Sale" shall mean any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Equity Interests of a subsidiary of the Company (other than directors' qualifying shares and shares issued pursuant to the Prandium, Inc. 2002 Stock Incentive
Plan), or property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its subsidiaries (including any disposition by means of merger, consolidation or similar transaction) other than (i) a disposition by a subsidiary to the Company or by the Company to a wholly owned subsidiary, (ii) a disposition of property or assets in the ordinary course of business in an aggregate amount not to exceed $300,000, (iii) dispositions of inventory in the ordinary course of business, (iv) for purposes of Section 5.8(c) only, a disposition that constitutes a Restricted Payment permitted by Section 5.7 hereof, (v) the grant of Liens permitted by Section 5.6 hereof and (vi) sales of obsolete or worn-out equipment.

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Central District of California.

         "Board of Directors" shall mean, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors authorized to act for it hereunder.

         "Business Day" shall mean any day other than a Saturday, Sunday, statutory holiday or other day on which banks in Los Angeles, California or New York, New York are required by law to close or are customarily closed.

         "Capital Expenditures" shall mean, for any period and for any Person,
(i) additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or would be) classified as capital expenditures in accordance with GAAP.

         "Capitalized Lease Obligation" shall mean, with respect to any Person, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cash Equivalents" shall mean (i) securities issued by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

         "Chapter 11 Cases" shall mean the chapter 11 cases, Case No. SA-02-13529 (RA) (Jointly Administered), pending in the Bankruptcy Court.

         "Closing Date" shall have the meaning provided in Section 1.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean FRI-MRD Corporation, a Delaware corporation.

         "Confirmation Order" shall mean the order of the Bankruptcy Court dated June 20, 2002 confirming the Plan.

         "Credit Agreement" shall mean (i) the Loan and Security Agreement, dated as of July 2, 2002, among the Company, certain of its Subsidiaries, Prandium, and Foothill Capital

Corporation, as such agreement may be restated, amended, supplemented or otherwise modified from time to time hereafter and (ii) any refunding or replacement of any agreement provided for in clause (i) or this clause (ii).

         "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 6.1.

         "EBITDA" shall mean, for any Person, such Person's earnings (loss) before (i) gain (loss) on disposition of properties, (ii) provision for divestitures and writedown of long-lived assets, (iii) writedown of goodwill,
(iv) restructuring costs, (v) interest, (vi) income taxes, (vii) depreciation,
(viii) amortization, (ix) gain (loss) on extinguishment of debt, and (x) extraordinary items, in each case as determined in accordance with GAAP.

         "Effective Date" shall have the meaning set forth in the Plan.

         "Environmental Legal Requirement" shall mean any international, Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company or any of its Subsidiaries or the operation, construction or modification of any such property, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Material Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

         "Equity Interests" shall mean capital Stock or warrants, options or other rights to acquire capital Stock (but excluding any publicly-traded debt security that is convertible into, or exchangeable for, capital Stock).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "Escrow Agreement" shall mean any escrow agreement or arrangement reasonably satisfactory to the Majority Holders pursuant to which a portion of the Net Proceeds of a Hamlet Sale not distributed concurrently with the consummation of such Hamlet Sale shall be deposited.

         "Event of Default" shall have the meaning set forth in Section 6.1.

         "Excess Hamlet Cash Flow" means, for any period, without duplication,
(a) the EBITDA of Hamlet and its subsidiaries, minus (b) the sum of (i) the provision for income taxes of Hamlet and its subsidiaries for such period, (ii) the consolidated interest expense of Hamlet and its subsidiaries for such period (including the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, but excluding amortization of deferred financing fees), (iii) Hamlet Capital Expenditures that are paid in cash other than from the proceeds of Capitalized Lease Obligations or purchase money financings and (iv) principal payments on any Indebtedness of Hamlet (including payments of amounts associated with Capitalized Lease Obligations).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

         "Existing Notes" shall mean the 15.0% Senior Discount Notes of the Company due January 24, 2002.

         "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date of this Agreement and not including any interpretations or regulations that have been proposed but that have not been enacted.

         "Hamlet" shall mean The Hamlet Group, Inc.

         "Hamlet Sale" shall mean the sale of substantially all of the stock or the assets of Hamlet, H.H. of Maryland, Inc. and H.H.K. of Virginia, Inc. on terms reasonably satisfactory to the Majority Holders.

         Hamlet Capital Expenditures" shall have the meaning set forth in
Section 5.11(b).

         "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and it Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 31 1 of the Federal Water Pollution Control Act (33 U.S.C. SS1317) as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

         "Hedging Obligations" shall mean, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" of any Person as of any date shall mean and includes, without duplication, (i) all debt of such Person, (ii) all obligations of such Person (A) in respect of letters of credit or letter of credit reimbursement obligations (whether or not such items would appear on the balance sheet of such Person), (B) in respect of borrowed money or the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors and/or (C) evidenced by bonds, notes, debentures or similar instruments, (iii) all guarantees by such Person of items that would constitute Indebtedness under this definition (whether or not such items would appear on such balance sheet) and (iv) all obligations of the type described in (i) -
(iii) above secured by any asset or property of such Person. The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum liability of any contingent obligations referred to in clauses (i) through (iv) above at such date.

         "Indemnitee" shall have the meaning provided in Section 8.11(a).

         "Information" shall have the meaning provided under Section 3.2.

         "Interest Rate" shall have the meaning provided under Section 1.1.

         "Investments" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business) and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "Issue Date" shall mean the date the Plan becomes effective, except in the case of PIK Notes where Issue Date shall mean the Interest Payment Date with respect to which the PIK Notes were issued.

         "Lien" shall mean any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

         "Mandatory Prepayment" shall have the meaning provided in Section
2.1(b).

         "Majority Holders" shall mean the holders of at least a majority in aggregate principal amount of the outstanding Notes.

         "Material Subsidiary" shall mean a Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

         "Net Proceeds" shall mean the aggregate proceeds received in the form of cash or Cash Equivalents, including any cash received on account of or upon the disposition of any non-cash consideration, in respect of any asset sale or Hamlet Sale, net of (i) the reasonable and customary direct out-of-pocket costs relating to such asset sale or Hamlet Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) taxes actually payable as a result of such asset sale or Hamlet Sale, (iii) amounts required to be applied to the permanent repayment of Indebtedness in connection with such asset sale or Hamlet Sale, but only to the extent such Indebtedness was secured by the assets so sold or the repayment has otherwise been consented to by the Majority Holder, and (iv) appropriate amounts held for no longer than 12 months from the consummation of the relevant asset sale or Hamlet Sale and reasonably satisfactory to the Majority Holders provided as a reserve by the Company or any subsidiary of the Company, in accordance with GAAP, against any liabilities associated with such asset sale or Hamlet Sale and retained by the Company or such subsidiary, as the case may be, it being understood that any reserves not utilized at the end of such 12 month period shall constitute "Net Proceeds" for purposes of Sections 2.1(c) and 5.8(c).

         "Note" shall have the meaning provided in Section 1.1.

         "Note Register" shall have the meaning provided in Section 10.1.

         "Note Registrar" shall have the meaning provided in Section 10.1.

         "Noteholder" shall mean any of the holders of one or more Notes from time to time.

         "Officer" shall mean the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or the Controller of any Person.

         "Old Secured Note Agreement" means the FRI-MRD Corporation Note Agreement, dated as of June 9, 1998, Re: $24,000,000 14.0% Senior Secured Discount Notes due January 24, 2002, as amended by the First Amendment to Note Agreement, dated as of October 30, 1998, and as further amended from time to time in accordance with the terms thereof, among FRI-MRD Corporation and each of the purchasers listed therein.

         "Optional Prepayment" shall have the meaning provided in Section
2.1(a).

         "Paying Agent" shall have the meaning provided in Section 10.10.

         "Permitted Investments" means (i) Investments in the Company or in any Wholly Owned Subsidiary of the Company, (ii) Investments in Cash Equivalents,
(iii) Investments in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, (iv) Hedging Obligations, (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (vi) Investments as a result of consideration received in connection with an asset sale made in compliance with Section 5.8(c) of this Agreement, (vii) Investments existing on the Closing Date, (viii) accounts receivable owing to the Company or any subsidiary of the Company, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (ix) payroll, travel and similar advances in the ordinary course of business in accordance with Section
5.9 of
this Agreement, (x) loans or advances to employees made in the ordinary course of business; and (xi) guarantees permitted to be made pursuant to Section 5.5 of this Agreement.

         "Permitted Lien" shall mean (i) Liens existing on the date of, or pursuant to, this Agreement and that, if material, are identified on Exhibit C to the Closing Certificate; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 45 days or amounts being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iv) Liens incurred by or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) attachment or judgment Liens not giving rise to a Default or an Event of Default; (vii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) leases or subleases granted to others incurred in the ordinary course of business; (ix) purchase money Liens incurred to secure the purchase price of property (and Liens on property existing at the time of the acquisition thereof), which Lien shall not cover any property other than that being acquired, purchased, improved or constructed, and shall not cover property purchased, acquired, constructed or improved more than 12 months before the creation of such Lien; (x) title defects or irregularities that do not in the aggregate materially impair the use of the property; (xi) obligations with respect to Capitalized Lease Obligations; (xii) Liens pursuant to sale and leaseback transactions incurred in the ordinary course of business; (xiii) Liens securing obligations under the Credit Agreement and the documents entered into in connection therewith; (xiv) Liens in favor of the Company or any wholly owned Subsidiary of the Company; (xv) any other Liens imposed by operation of law that do not materially affect the Company's ability to perform its obligations under the Notes and this Agreement; (xvi) extensions (but not expansions that are not otherwise Permitted Liens), renewals or refundings of any Liens referred to in clauses (i) through (xv) above; and
(xvii) Liens in addition to the foregoing, provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $1,000,000.

         "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "PIK Notes" shall have the same meaning provided in Section 1.1.

         "Plan" shall mean the Debtors' Joint Reorganization Plan dated May 6, 2002 filed in the Chapter 11 Cases.

         "Pledged Collateral" shall mean:

                  (a) the Pledged Securities and the certificates representing the Pledged Securities and any interest of the Company in the entries on the books of any financial intermediary pertaining to the Pledged Securities, and all dividends or distributions of any kind whatsoever (other than cash or cash equivalents) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities;

               (b) all additional shares of, and all securities convertible into, or exchangeable into or exercisable for, warrants, options and other rights to purchase, stock (whether certificated or uncertificated and now existing or hereafter created) of Hamlet from time to time acquired by the Company in any manner (which shares shall be deemed to be part of the Pledged Securities), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of the Company in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends or distributions of any kind whatsoever (other than cash or cash equivalents) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights; and

               (c)   to the extent not covered above, all Proceeds thereof.

         "Pledged Securities" shall mean 1,000 shares of common stock, no par value per share, of Hamlet, which are all the outstanding shares of capital stock of Hamlet and are evidenced by stock certificate number 3 to be delivered to the Agent on or prior to the Closing Date.

         "Proceeds" shall have the meaning assigned that term under the Uniform Commercial Code as in effect in any relevant jurisdiction or under relevant law.

         "Prandium" shall mean Prandium, Inc., a Delaware corporation.

         "Purchaser" shall mean the Persons listed under Schedule I attached hereto.

         "Restricted Investment" means any Investment other than a Permitted Investment.

         "Section" shall mean a Section in this Agreement unless otherwise indicated.

         "Securities Act" shall have the same meaning provided in Section
3.2(h).

         "Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

         "Stock Based Plan" shall mean any stock option plan, stock appreciation rights plan or other similar plan or supplement relating to capital Stock of Prandium or any of its subsidiaries, whether in effect on the date hereof or established hereafter, established for the benefit of employees of Prandium or of any subsidiary of Prandium.

         "subsidiary" shall mean, as to any particular parent corporation, any corporation, partnership, limited liability company, business trust or other entity of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

         "Transaction" shall have the meaning provided in Section 5.9.

         "Voting Stock" shall mean securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         "Wholly Owned Subsidiary" of any Person means a subsidiary of such Person all of the outstanding voting stock or other ownership interests of which (other than shares issued to someone other than such Person in order to comply with state laws, including liquor license laws) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such person.

         Section 9.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

SECTION 10.  MISCELLANEOUS.

         Section 10.1. Note Register. The Company may appoint one or more Note Registrars and may itself act as Note Registrar. The term "Note Registrar" includes any such Note Registrars. The Company hereby appoints The Bank of New York to act as the initial Note Registrar. The Company may change or terminate any Note Registrar at any time. The Note Registrar shall cause to be kept a register (the "Note Register") for the registration and transfer of the Notes. The Note Registrar will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

         At any time, and from time to time, the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof with the Note Registrar duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing and, unless transferred pursuant to an effective registration statement under the Securities Act, by an opinion of counsel in form and substance satisfactory to the Company to the effect that such transfer will be made in compliance with an exemption from the registration requirements of the Securities Act. Notes shall not be transferred in denominations of less than $1.00. Notwithstanding any other provision of this Note Agreement, the Company shall not be required to issue, transfer or exchange any Note for a denomination of less than $1.00.

         Promptly upon request of a Noteholder, the Company shall provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as is necessary in order to permit compliance with the information requirements of Rule 144A(d)(4) under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For purposes of this paragraph, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal amount and interest, if any, on any Note shall be made to or upon the written order of such holder.

         Section 10.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 10.1, this
Section 10.2 or Section 10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $1.00 or any amount in excess thereof as such holder shall specify, dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

         Section 10.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft, or destruction upon delivery of a bond or indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of any Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

         Section 10.4. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to Section 7 hereof or otherwise, shall extend to or affect any obligation or right not expressly waived or consented to.

         Section 10.5. Notices. All communications provided for hereunder shall be in writing and, if to any Purchaser, delivered or mailed by prepaid overnight air courier, or by facsimile communication, in each case addressed to such Purchaser at its address appearing on Schedule I to this Agreement or such other address as such Purchaser or subsequent holder may designate to the Company and the Agent in writing, if to the Company, delivered and mailed by prepaid overnight air courier, or by facsimile communication, in each case to the Company at 2701 Alton Parkway, Irvine, California 92606, Attention: General Counsel or to such other address as the Company may in writing designate to the Agent, such Purchaser or subsequent holder, and if to the Agent, delivered and mailed by prepaid overnight air courier, or by facsimile communication, in each case to the Agent at the address set forth on the signature page hereto or to such other address as the Agent may in writing designate to the Company, such Purchaser or subsequent holder; provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose in Schedule I, and a notice to such Purchaser by facsimile communication shall only be effective if confirmed by a copy thereof by prepaid overnight air courier, in either case, as such Purchaser or a subsequent holder of any Note may designate to the Company in writing.

         Section 10.6. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to each Purchaser's and the Agent's benefit and to the benefit of their respective successors and assigns, including each successive holder or holders of any Notes.

         Section 10.7. Integration and Severability. This Agreement and the Plan embody the entire agreement and understanding between the Purchasers, the Agent and the Company with respect to the subject matter hereof, and supersede all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated (or, if possible, rewritten to the extent necessary to eliminate such invalidity or unenforceability) and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

         Section 10.8. Governing Law. THIS AGREEMENT AND THE NOTES ISSUED AND SOLD HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES, AND WITHOUT REFERENCE TO ANY NEW YORK CONFLICT OF LAWS RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A STATE OTHER THAN NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST

         EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         Section 10.9. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 10.10. Paying Agent. The Company may, at its option, appoint a paying agent (the "Paying Agent") with respect to the Notes, which is authorized by the Company to make payments pursuant to the instructions of and on behalf of the Company in respect of the principal of and interest on the Notes. The Company hereby appoints The Bank of New York] to act as initial Paying Agent with respect to the Notes. The Company may appoint one or more additional Paying Agents and may itself act as Paying Agent. The term "Paying Agent" includes any such additional Paying Agents. The Company may also change or terminate at any time any Paying Agent.

         The execution hereof by you shall constitute a contract between us for the uses and purposes herein above set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                         FRI-MRD CORPORATION, as Company

                                         By:  /s/ R. T. Trebing, Jr.
                                              Name: R. T. Trebing, Jr.
                                              Title: President

                    [signature pages continued on next page]

                                         THE BANK OF NEW YORK, as Agent

                                         By:  /s/ Stacey B. Poindexter
                                              Name: Stacey B. Poindexter
                                              Title: Assistant Treasurer

                                         Address:

                                              101 Barclay St - 8W
                                              New York, NY 10286

                    [signature pages continued on next page]

                                       THE BROWN & WILLIAMS MASTER
                                       RETIREMENT TRUST

                                       By:  GoldenTree Asset Management, L.P.
                                       Its: Investment Advisor


                                       By: /s/Laurie Lapine
                                           Name: Laurie Lapine
                                           Title: Authorized Signatory

                    [signature pages continued on next page]

                                       THE MAINSTAY FUNDS, INC. ON BEHALF OF
                                       ITS STRATEGIC INCOME FUND

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       THE 1199 HEALTH CARE EMPLOYEE'S
                                       PENSION FUND

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       THE MAINSTAY FUNDS, ON BEHALF OF ITS
                                       HIGH YIELD CORPORATE BOND FUND
                                       SERIES

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       MAINSTAY VP SERIES FUND, INC., ON
                                       BEHALF OF ITS HIGH YIELD CORPORATE
                                       BOND PORTFOLIO

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       POLICE OFFICERS PENSION SYSTEM OF THE
                                       CITY OF HOUSTON

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       THE VULCAN MATERIALS COMPANY

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                                       THE MAINSTAY FUNDS, INC. ON BEHALF OF
                                       ITS STRATEGIC VALUE FUND

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       THE MAINSTAY STRATEGIC INCOME HIGH
                                       YIELD LIQUIDATION ACCOUNT

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                       EMPLOYEES RETIREMENT SYSTEM OF THE
                                       CITY OF FORT WORTH

                                       By:  MacKay Shields LLC
                                       Its: Investment Advisor


                                       By: /s/ Robert Nisi
                                           Name: Robert Nisi
                                           Title: General Counsel

                    [signature pages continued on next page]

                                          GOLDMAN, SACHS & CO.



                                          By:/s/ James Shim
                                              Name: James Shim
                                              Title: Managing Director

                    [signature pages continued on next page]

                                   THE PRUDENTIAL SERIES FUND, INC., HIGH
                                   YIELD BOND PORTFOLIO

                                   By:   Prudential Investment Management, Inc.
                                   Its:  Investment Advisor


                                   By: /s/ Richard Burns
                                       Name: Richard Burns
                                       Title: Vice President

                                                                      EXHIBIT A

                               FRI-MRD CORPORATION

                 12.0% Senior Secured Note Due January 31, 2005

No. T-                                                             July 2, 2002

This Note has been issued with original issue discount and is subject to the alternative payment schedule rules for United States federal income tax purposes. Upon request by a holder of this Note, the Company will make available to such holder the issue price, the amount of the original issue discount, the issue date, and the yield to maturity of this Note. Holders should contact FRI-MRD Corporation,2701 Alton Parkway, Irvine, California 92606, Attention:
Robert T. Trebing, Jr., President.

FRI-MRD CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns

                    on the thirty-first day of January, 2005

                             the principal amount of

                          [_____] DOLLARS ($__________)

         The Company promises to pay interest on the principal amount of this Note (and, if lawful on any overdue principal or interest installment) at the rate of 12.0% per annum (or, if less, the highest rate permitted by law) (the "Interest Rate") from the date of issuance until maturity, semi-annually on January 31 and July 31 of each year (each, an "Interest Payment Date"), commencing July 31, 2002. On each Interest Payment Date, the Company may, at its option and in its sole discretion, in lieu of the payment of interest in cash on the Notes, pay interest on all outstanding Notes in whole or in part, through the issuance of PIK Notes, in denominations (rounded, if necessary to the nearest dollar) of $1.00 and integral multiples thereof, in an aggregate principal amount equal to the amount of interest that would be payable with respect to such Notes, if such interest were paid in cash. The Company shall notify the Holders in writing of its election to pay interest through the issuance of PIK Notes not less than 5 nor more than 45 days prior to the Interest Payment Date on which PIK Notes will be issued.

         Each PIK Note is an additional obligation of the Company and shall be governed by, and entitled to the benefits of, and shall be subject to the terms of the Note Agreement (as defined below) and shall rank pari passu with and be subject to the same terms (including the Interest Rate from time to time payable thereon) as any other Note (except, as the case may be, with respect to the Issue Date and aggregate principal amount). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Both the principal hereof and interest hereon are payable at the principal office of the Company at 2701 Alton Parkway, Irvine, California 92606 in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal or interest, if any, on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next preceding Business Day. "Business Day" means any day other than a

Saturday, Sunday, statutory holiday or other day on which banks in Los Angeles, California are required by law to close or are customarily closed.

         This Note is one of the 12.0% Senior Secured Notes due January 31, 2005 of the Company in the aggregate principal amount of up to $_____________ issued under and pursuant to the terms and provisions of the Note Agreement, dated as of July 2, 2002 (the "Note Agreement"), among the Company and the original purchasers named therein. The terms of the 12.0% Senior Secured Notes due January 31, 2005 include those stated in the Note Agreement. This Note is subject to all such terms and the Holder is referred to the Note Agreement for a statement of them. Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Note Agreement.

         This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

         The Notes are subject to prepayment at the option of the Company prior to their expressed maturity dates on the terms and conditions and in the amounts set forth in the Note Agreement.

         This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing and, unless transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended, by an opinion of counsel in form and substance satisfactory to the Company to the effect that such transfer will be made in compliance with an exemption from the registration requirements of the Securities Act of 1933, as amended. THIS NOTE IS SUBJECT TO SIGNIFICANT ADDITIONAL RESTRICTIONS ON TRANSFER CONTAINED IN THE NOTE AGREEMENT. Payment of or on account of principal and interest, if any, on this Note shall be made only to or upon the order in writing of the registered holder.

         This Note and said Note Agreement are governed by and construed in accordance with the laws of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Laws and Rules, and without reference to any New York conflict of laws rule that would result in the application of the laws of a state other than New York.

                                     FRI-MRD CORPORATION


                                     By   _____________________________
                                     Name:
                                     Title:

                                      A-2